Exhibit 10.51
October 10, 2007
ProxyMed, Inc.
1854 Shackleford Ct., Suite 200
Norcross, Georgia 30093
Attention: Chief Financial Officer and General Counsel
     Re: Overadvance Side Letter
     Reference is hereby made to that certain Security and Purchase Agreement dated as of December 6, 2005 by and among Proxymed, Inc., a Florida corporation (the “Parent”), ProxyMed Transaction Services, LLC, a Delaware limited liability company (“PTS”), PlanVista Corporation, a Delaware corporation (“PlanVista”), Plan Vista Solutions, Inc., a New York corporation (“PVS”) and National Network Services, LLC, a Delaware limited liability company (“NNS”, and together with the Parent, PTS, PlanVista and PVS, the “Companies” and each, a “Company”) and Laurus Master Fund, Ltd. (“Laurus”) (as amended, modified and/or supplemented from time to time, the “Security Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement. Reference is also made to the Overadvance Side Letter, dated as of June 21, 2007 by and among Laurus and each of the Companies (as amended, modified and/or supplemented from time to time, the “June 2007 Overadvance Side Letter”). This Overadvance Side Letter supercedes the June 2007 Overadvance Side Letter (which is hereby terminated in its entirety and of no further force or effect). Subject to satisfaction of the Overadvance Conditions (as defined below), Laurus is hereby notifying the Companies of its decision to exercise the discretion granted to it pursuant to Section 2(a)(ii) of the Security Agreement to make Loans to the Companies during the Period (as defined below) in excess of the Formula Amount on the date hereof (the “Overadvance”). The outstanding Overadvance shall at no time exceed, as of each date of determination the remainder of $16,500,000 less the Formula Amount then in effect (the “Maximum Overadvance Amount”). The parties hereto each acknowledge that the outstanding Overadvance as of the date hereof, without giving effect to any additional borrowings as of the date hereof, is $2,795,395.32.
     In connection with making the Overadvance, for a period commencing on the date hereof through and including December 31, 2007 (the “Period”), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely for such Period (but not thereafter), (i) the incurrence and existence of the Overadvance shall not trigger an Event of Default under Section 19(a) of the Security Agreement and (ii) during the Period, the rate of interest applicable to such Overadvances shall be as set forth in Section 5(b)(ii) of the Security Agreement (collectively, the “Overadvance Rate”). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on November 1, 2007 on the first business day of each consecutive calendar month thereafter through and including the expiration of the Period, whether by acceleration or otherwise. All other terms and provisions of the Security Agreement and the Ancillary Agreements shall remain in full force and effect. For the avoidance of doubt, all proceeds applied by any Company in repayment of its obligations to Laurus hereunder and under the Security Agreement and the Ancillary Agreements shall be first applied as a repayment of the Overadvance unless otherwise agreed by Laurus. Once repaid, the Overadvance may be reborrowed during the Period provided that the maximum amount of the Overadvance outstanding shall not at any time exceed the Maximum Overadvance Amount. Each Company hereby acknowledges and agrees that all amounts outstanding under the Overadvance (together with accrued interest and fees which remain unpaid in respect thereof) in excess of the Maximum Overadvance Amount (each, and “Excess”) at any time shall, jointly and severally, be repaid in full by the Companies within 3 business days of the first date of each such Excess. The failure to make any required repayment of an Overadvance shall give rise to an immediate Event of Default.
     Each Company hereby acknowledges and agrees that Laurus’ obligation to fund the Overadvance (and each permitted reborrowing thereof after the date hereof) up to the Maximum Overadvance Amount then in effect shall, at the time of such making of such Overadvance or reborrowing, and immediately after giving effect thereto, be subject to the satisfaction of the following conditions (the “Overadvance Conditions”): (i) no Event of Default shall exist and be continuing as of such date; (ii) all representations, warranties and covenants made by each Company in connection with the Security Agreement and the Ancillary Agreements shall be true, correct and complete as of such date; (iii) each Company and its Subsidiaries shall have taken all action necessary to grant Laurus “control” over all of such Company’s and its respective Subsidiaries’ Deposit Accounts (the “Control Accounts”), with any agreements establishing “control” to be in form and substance satisfactory to Laurus and (iv) the Companies shall have provided to Laurus on the 1st and 15th of each month during the Period a borrowing base certificate (each, a “Certificate”) in the form attached hereto as Annex A, which Certificate shall be properly completed and executed as determined by Laurus in its reasonable discretion. “Control” over such Control Accounts shall be released upon the indefeasible repayment in full and termination of the Overadvance (together with all accrued interest and fees which remain unpaid in respect thereof).
     Each Company hereby acknowledges and agrees that all amounts outstanding under the Overadvance (together with accrued interest and fees which remain unpaid in respect thereof) on the date of the expiration of the Period shall, jointly and severally, be repaid in full by the Companies on such date of expiration.
The Companies hereby covenant and agree that, for the benefit of Laurus, (x) on or prior to October 31, 2007, the Companies shall deliver to Laurus copies of an asset purchase agreement or stock purchase agreement (collectively “PAs”), duly authorized and executed by each of the parties thereto (the “First PA”), which First PA shall (i) be in form and substance satisfactory to Laurus (as determined by Laurus in its sole discretion), (ii) shall contemplate the sale for cash only of substantial portion of the assets of the Companies in arm-length transaction to third party purchaser(s) of verifiable financial means to consummate such purchase (as determined by Laurus in its sole discretion), (iii) upon consummation, result in the payment to the Companies of net cash proceeds of no less than $22,000,000 (or such other amount necessary to repay in full all Obligations owing to Laurus at such time), and (iv) require that such sale be consummated on or prior to December 31, 2007 and (y) on or prior to November 16, 2007, the Companies shall deliver to Laurus copies of a second asset purchase agreement, duly authorized and executed by each of the parties thereto (the “Second PA”), which Second PA shall (i) be in form and substance satisfactory to Laurus (as determined by Laurus in its sole discretion), (ii) shall contemplate, collectively with the First PA, the sale for cash of all or substantially all of the assets of the Companies in arm-length transaction(s) to third party purchaser(s) of verifiable financial means to consummate such purchase(s) (as determined by Laurus in its sole discretion), and (iii) require that such sale be consummated on or prior to December 31, 2007. Each Company hereby acknowledges that the foregoing covenant shall not be deemed to be a consent by Laurus to any sale of assets by any Company and that such consent must be separately solicited from Laurus. For the avoidance of doubt, in the event that the Company shall fail to satisfy any of the terms and conditions set forth herein, an Event of Default pursuant to Section 19(o) of the Security Agreement shall automatically arise as a result thereof.
As a condition to effectiveness of this Overadvance Side Letter, the Companies shall jointly and severally pay to Laurus, a non-refundable payment in an amount equal to $1,250,000, of which amount (i) $1,000,000 shall be paid to Laurus on the date of effectiveness of this Overadvance Side Letter and (ii) $250,000 shall be paid to Laurus on earlier to occur of (x) the date upon which an Event of Default shall first occur after the date hereof, (y) the date of repayment in full of the Revolving Note and (z) December 31, 2007. The parties hereto agree that the consideration described above in respect of the agreements made by Laurus hereunder is hereby designated as additional interest. The parties further agree to file all applicable tax returns in accordance with such characterization and shall not take a position on any tax return or in any judicial or administrative proceeding that is inconsistent with such characterization. Notwithstanding the foregoing, nothing contained in this paragraph shall or shall be deemed to modify or impair in any manner whatsoever each Company’s obligations from time to time owing to Laurus under the Security Agreement and the Ancillary Agreements referred to therein.
     The Parent understands that it has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. It is the Parent’s determination that this Overadvance Side Letter and the related amendment dated as of the date hereof are material. The Parent agrees to file an 8-K within 4 days of the date hereof and in the form otherwise prescribed by the SEC.
     This letter may not be amended or waived except by an instrument in writing signed by each of the Companies and Laurus. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.
     This Overadvance Side Letter constitutes the final and complete understanding and agreement between the parties hereto concerning Overadvances during the Period and shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns. This Overadvance Side Letter shall for all purposes be deemed to be an Ancillary Agreement.
     If the foregoing meets with the Companies’ approval please signify the Companies’ acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD. By: Laurus Capital Management, LLC, its investment manager
By:	/s/ Scott Bluestein
Name:	Scott Bluestein
Title:	Authorized Signatory

AGREED AND ACCEPTED ON THE DATE HEREOF: PROXYMED, INC.
By:	/s/ Peter E. Fleming
Name:	Peter E. Fleming, III
Title:	EVP & General Counsel

PROXYMED TRANSACTION SERVICES, LLC
By:	/s/ Peter E. Fleming
Name:	Peter E. Fleming, III
Title:	EVP & General Counsel

PLANVISTA CORPORATION
By:	/s/ Peter E. Fleming
Name:	Peter E. Fleming, III
Title:	EVP & General Counsel

NATIONAL NETWORK SERVICES, LLC
By:	/s/ Peter E. Fleming
Name:	Peter E. Fleming, III
Title:	EVP & General Counsel

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